Exhibit 99.1

NextNav Announces $190 Million of 5% Redeemable Senior Secured, Convertible Transaction

New Investment Led by M-Cor Capital, LLC and Fortress Investment Group

Existing 10% Senior Secured Notes to be Redeemed

RESTON, Va., March 12, 2025 (GLOBE NEWSWIRE) – NextNav Inc. (the "Company" or “NextNav”) [NASDAQ: NN], a leader in next-generation positioning, navigation, and timing (“PNT”) and 3D geolocation, today announced it had entered into a purchase agreement for the sale of $190 million of 5% redeemable senior secured convertible notes (the “New Notes”).  The New Notes will mature on June 30, 2028, and approximately $70 million of the proceeds from this issuance will be used to redeem NextNav’s existing 10% Senior Secured Notes due December 1, 2026 (the “10% Notes”) and pay accrued interest. The New Notes transaction was led by M-Cor Capital, LLC, the investment arm of the Milken Family Office (“M-Cor Capital”), funds managed by affiliates of Fortress Investment Group (“Fortress” or “Fortress funds”) (collectively, the “Lead Investors”), and other new and existing investors.

“We are pleased to announce the signing of a note purchase agreement for a private offering of $190 million new convertible notes led by M-Cor Capital and Fortress,” said Mariam Sorond, CEO of NextNav. “This transaction strengthens our financial position, enabling us to invest in our technology, pursue our growth objectives and create long-term stockholder value as we pursue the Company’s mission to enable a widescale terrestrial PNT solution working with standards-based 5G infrastructure and device providers. We look forward to collaborating with the teams at new investor M-Cor, and Fortress, a pre-existing and substantial long-term shareholder in the company, as well as our other new and existing backers.”

“The US GPS system is the world’s best, but our nation needs a back-up system and the need for widescale terrestrial PNT solutions is clear. NextNav’s vision and technology promise to deliver a rapid and cost-effective approach to scaling resilient PNT solutions while also adding low-band spectrum for 5G,” said Josh Lobel, CEO of M-Cor Capital.

“Fortress first invested in NextNav in January 2020 where we led a round to deploy geolocation-based services for an emergency responder “z axis” solution,” said Drew McKnight, Co-Chief Executive Officer and Managing Partner, Fortress. “We later participated in the PIPE as part of NextNav going public and are excited to invest alongside Josh and the M-Cor team as NextNav works to solve a critical infrastructure issue with a backup to GPS while improving the US 5G ecosystem.”

Transaction Details

The New Notes will have a conversion price of $12.56 per share, based on a 20% premium to the trailing 10-day closing price average prior to March 11, 2025. The New Notes may not be redeemed for one year, after which New Notes will be redeemable if the closing price of NextNav common stock is greater than 160% of the New Notes conversion price, for at least 20 days during any consecutive 30 day trading period. Conversion will be at the option of the noteholder.

The Company will provide a conditional notice to redeem the existing 10% Notes at 101% of the principal amount of the existing notes, plus accrued and unpaid interest, conditioned upon the closing of the transaction. The transaction is expected to close on or about March 31, 2025.

At closing, each of M-Cor and Fortress will receive warrants to purchase 1.5 million shares of NextNav common stock exercisable at $20 per share, warrants to purchase 950 thousand shares of common stock at an exercise price of $17 per share, and warrants to purchase 1.45 million shares at an exercise price of $12.56 per share.

The New Notes and the warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Neither this press release, nor anything contained herein, shall constitute a notice of redemption with respect to the 10% Notes.

About Fortress Investment Group

Fortress Investment Group LLC is a leading, highly diversified global investment manager. Founded in 1998, Fortress manages $49.0 billion of assets under management as of September 30, 2024, on behalf of over 2,000 institutional clients and private investors worldwide across a range of credit and real estate, private equity and permanent capital investment strategies.

About NextNav

NextNav Inc. (Nasdaq: NN) is a leader in next-generation positioning, navigation and timing (PNT), enabling a whole new ecosystem of applications and services that rely upon 3D geolocation and PNT technology. Powered by low-band licensed spectrum, NextNav’s positioning and timing technologies deliver accurate, reliable, and resilient 3D PNT solutions for critical infrastructure, GPS resiliency and commercial use cases.

For more information, please visit https://nextnav.com/ or follow NextNav on X at https://x.com/NextNav or LinkedIn at https://www.linkedin.com/company/nextnav/.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including without limitation, statements about the maturity date of the New Notes, the redemption of the 10% Notes, the benefit of the transaction to NextNav, and the closing date of the transaction. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks include, but are not limited to, those related to the Company’s ability to complete the transactions on the proposed terms or on the anticipated timeline, or at all. These forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Readers are directed to the Company’s periodic and other reports filed with the Securities and Exchange Commission (the “SEC”) for a description of such risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties discussed in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in other reports the Company files with the SEC. Actual events or the Company’s actual results may differ materially from the forward-looking statements.

Source: NN-FIN

Investor Contact:

IR@nextnav.com

Media Contact:

NNmedia@nextnav.com